CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

TO:    TheRetirementSolution.com,Inc.

As independent registered certified public accountants, we hereby consent to the inclusion in the foregoing Form SB-2A, Registration Statement of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated June 27, 2007 relating to the consolidated financial statements of TheRetirementSolution.com,Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ RBSM LLP
RBSM LLP

New York, New York
November 30, 2007